Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

January 13, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Dr. Park Ave.
Franklin Lakes, New Jersey

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1 Amendment No. 1, Registration Statement under the Securities Act of 1933, filed by Dr. Park Ave. of our report dated December 19, 2011, relating to the financial statements of Dr. Park Ave., as of and for the period ending December 31, 2010, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan